EXHIBIT 24.38

POWER OF ATTORNEY

The undersigned, being the Controller of St. Alban’s Capital Management Corp. hereby nominates, constitutes and appoints Thomas J. Dostart to be his or her true and lawful attorney-in-fact and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration of (i) $760,000,000 aggregate principal amount at maturity of 6.875% Senior Notes due 2013 (collectively, the “Exchange Notes”) issued by Massey Energy Company, a Delaware corporation (the “Company”), on December 21, 2005 and (ii) the guarantees of the Company’s obligations under the Exchange Notes by A.T. Massey Coal Company, Inc., a Virginia corporation, and substantially all of the current and future operating subsidiaries of the Company, and to file any and all amendments, including post-effective amendments, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission.

This Power of Attorney has been signed by the following persons in the capacities indicated on April 17, 2006.

By:	/s/ David W. Owings
David W. Owings
Controller of St. Alban’s Capital Management Corp.